UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(A) of the Securities Exchange Act of 1934
(Amendment No.)

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Filed by a Party other than the Registrant ☐

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BRIDGE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BRIDGE BANCORP, INC.
2200 Montauk Highway, P.O. Box 3005
Bridgehampton, NY 11932

March 24, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of Bridge Bancorp, Inc. (the “Company”).  Our Annual Meeting will be held at the offices of our subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, April 24, 2009 at 11:00 a.m.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company will be present to respond to questions that shareholders may have.  Also enclosed for your review is our Annual Report, which contains detailed information concerning the operating activities and financial statements of the Company.

The business to be conducted at the Annual Meeting consists of the election of three Directors and the ratification of the appointment of an Independent Registered Public Accounting Firm for the year ending December 31, 2009.  The Board of Directors of the Company unanimously recommends a vote “FOR” the election of Directors and “FOR” the ratification of the appointment of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card, or cast your vote electronically, as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.  Your vote is important, regardless of the number of shares that you own.  Thank you for your continued investment in Bridge Bancorp, Inc.

Sincerely,

/s/ Kevin M. O’Connor
Kevin M. O’Connor
President and Chief Executive Officer

BRIDGE BANCORP, INC.
2200 Montauk Highway, P.O. Box 3005
Bridgehampton, NY 11932

NOTICE OF ANNUAL MEETING
TO BE HELD APRIL 24, 2009

To the Shareholders of Bridge Bancorp, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Bridge Bancorp, Inc. will be held at The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, April 24, 2009, at 11:00 a.m., for the purpose of considering and voting on the following matters:

1)	The election of three Directors to the Company’s Board of Directors, to hold office for a term of three years or until their successors are elected and qualified;

2)	The ratification of the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2009; and

such other business as may properly come before the Annual Meeting or any adjournments thereof.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, including all adjournments of the Annual Meeting.  Only those shareholders of record at the close of business on March 6, 2009 shall be entitled to notice of and to vote at the Annual Meeting.

The Board of Directors believes that the election of the director nominees and the ratification of the appointment of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm are in the best interests of the Company and its shareholders and unanimously recommends a vote FOR each item.

EACH SHAREHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR TO VOTE ELECTRONICALLY AS PROVIDED HEREWITH.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2009-- THIS PROXY STATEMENT AND OUR 2008 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE AT http://www.cfpproxy.com/4781.

By order of the Board of Directors

Howard H. Nolan
Senior Executive Vice President and Corporate Secretary

March 24, 2009
Bridgehampton, New York

BRIDGE BANCORP, INC.
PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 24, 2009

SOLICITATION AND VOTING OF PROXIES

This Proxy Statement is being furnished to shareholders of Bridge Bancorp, Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders to be held at The Bridgehampton National Bank (the “Bank”), 2200 Montauk Highway, Bridgehampton, New York 11932, on April 24, 2009 at 11:00 a.m. or any adjournments thereof.  The 2008 Annual Report to Shareholders, including the consolidated financial statements for the fiscal year ended December 31, 2008, accompanies this Proxy Statement.

Regardless of the number of shares of Common Stock owned, it is important that shareholders be represented by proxy or be present in person at the Annual Meeting. Shareholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed envelope, or to vote electronically. Shareholders should indicate their votes in the spaces provided on the proxy card.  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are indicated, executed proxies will be voted FOR the election of the director nominees specified in this Proxy Statement and FOR the ratification of Crowe Horwath LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2009.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers discretionary authority on the designated proxy holder to vote the shares in accordance with their best judgment on such other business, if any, which may properly come before the Annual Meeting or any adjournments thereof.

A proxy may be revoked at any time prior to its exercise by the filing of written revocation with the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, or by attending the Annual Meeting, filing a revocation with the Secretary and voting in person.  However, if you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, by telephone or by facsimile by Directors, officers and employees of the Company, without additional compensation therefore.

This Proxy Statement and the accompanying proxy card are first being mailed to shareholders on or about March 24, 2009.

VOTING SECURITIES

The securities which may be voted at the Annual Meeting consist of shares of Common Stock of the Company (the “Common Stock”), with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting.  The close of business on March 6, 2009 has been fixed by the Board of Directors as the record date (“Record Date”) for the determination of shareholders entitled to notice of and to vote at this Annual Meeting or any adjournments thereof.  The total number of shares of Common Stock outstanding on the Record Date was 6,213,161 shares.  The presence, in person or by proxy, of at least a majority of the total number of issued and outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at this Annual Meeting.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of this Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of Bridge Bancorp, Inc.’s common stock are required to file certain reports with the Company and the Securities and Exchange Commission regarding such beneficial ownership.  The following table sets forth, as of March 6, 2009, certain information as to the shares of Bridge Bancorp, Inc. common stock owned by persons who beneficially own more than five percent of the Company’s issued and outstanding shares of common stock.  We know of no persons, except as listed below, who beneficially owned more than five percent of the outstanding shares of the Company’s common stock as of March 6, 2009.

Principal Stockholders

Name and Address of Beneficial Owner	Number of Shares Owned and Nature of Beneficial Ownership	Percentage of Outstanding Shares (1)

Patrick E. Malloy	394,937(2)	6.36%
Bay Street at the Waterfront
Sag Harbor, NY 11963

(1)	Based on 6,213,161 shares of Bridge Bancorp, Inc. common stock outstanding as of March 6, 2009.
(2)	This information is based on a Schedule 13DA filed with the Securities and Exchange Commission on June 18, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Directors and executive officers and related parties, including their immediate families and companies in which they are principal owners, were loan customers of the Bank during 2008. Such loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing for comparable loans with unrelated persons, and do not involve more than a normal risk of collection. No such loan was classified by the Bank as of December 31, 2008 as a non-accrual, past due, restructured or potential problem loan.

The Audit Committee reviews and approves all transactions between the Company or the Bank and any director or executive officer that would require proxy statement disclosure pursuant to Item 404(a) of SEC Regulation S-K.

VOTING PROCEDURES AND METHOD OF COUNTING VOTES

As to the election of Directors, the proxy card being provided by the Board of Directors enables a shareholder to vote “FOR” the election of the three nominees proposed by the Board of Directors, or to “WITHHOLD AUTHORITY” to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes, or proxies as to which authority to vote for the nominees being proposed is withheld.

As to the ratification of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company, by checking the appropriate box, a shareholder may: (i) vote “FOR” the item; (ii) vote “AGAINST” the item; or (iii) “ABSTAIN” from voting on such item. The ratification of this matter will be determined by a majority of the votes cast, without regard to broker non-votes, or proxies marked “ABSTAIN.”

Proxies solicited hereby will be returned to the Company, and will be tabulated by inspectors of election designated by the Board of Directors.

ITEM 1 - ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of ten (10) members.  The Board is divided into three classes as nearly equal in number as possible (Class A, B, and C).  Each year one class of Directors is elected to serve for a three-year term or until their respective successors shall have been elected and qualified.

The Board of Directors has nominated Messrs. Suskind, Maran, and McCoy for election as Class A Directors.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to the nominees) will be voted at the Annual Meeting for the election of these nominees.  If the nominees are unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why the nominees would be unable to serve, if elected. There are no arrangements or understandings between the nominees and any other person pursuant to which such nominees were selected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN THIS PROXY STATEMENT.

The following table sets forth certain information, as of March 6, 2009, regarding the Board of Directors.

Name and Age	Position Held	Director of the Company Since	Shares of Common Stock of the Company Beneficially Owned (1)	Percent
Nominees for Director
Class A(term expiring in 2012)

Dennis A. Suskind Age 66	Director, Vice Chairperson of the Board	2002	98,844(2)	1.6

R. Timothy Maran (9) Age 67	Director	1989	65,338(3)	1.1

Albert E. McCoy, Jr. Age 45	Director	2008	28,043	*

Directors Continuing in Office
Class B (term expiring in 2010)

Marcia Z. Hefter Age 65	Director, Chairperson of the Board	1989	61,152(3)	1.0

Emanuel Arturi Age 63	Director	2008	10,032	*

Thomas E. Halsey Age 69	Director	1989	65,509(3)	1.1

Howard H. Nolan Age 48	Senior Executive Vice President and Chief Administrative & Financial Officer, Treasurer and Corporate Secretary, Director	2003	22,890(4)	*

Class C (term expiring in 2011)

Charles I. Massoud Age 64	Director	2002	6,805(5)	*

Kevin M. O’Connor Age 46	President and Chief Executive Officer, Director	2007	38,555(6)	*

Thomas J. Tobin Age 64	President Emeritus and Special Advisor to the Board, Director	1989	80,171(7)	1.3

All Directors, Director nominees and Executive Officers as a Group (11 persons)			497,928(8)	8.0%

*	Represents less than 1%
(1)
Includes shares as to which a person (or his or her spouse) directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date.

(2)	Includes options to purchase 975 shares. Of the shares reported, 55,200 are pledged as collateral for borrowings.
(3)	Includes options to purchase 1,575 shares.

(4)	Includes options to purchase 3,573 shares and 14,284 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(5)	Includes options to purchase 975 shares.
(6)	Includes 21,371 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(7)	Includes options to purchase 18,948 shares and 1,200 shares of restricted stock subject to future vesting but as to which voting may currently be directed.
(8)
Includes options to purchase 32,534 shares granted to the named Directors and Executive Officers and 48,615 shares of restricted stock subject to future vesting but as to which voting may currently be directed.

(9)	Director Maran’s term will end in April 2011 as he will reach the mandatory retirement age of 70.

The business experience for the past five years for each of the named executive officers and directors is as follows:

Named Executive Officers (“NEOs”)

Kevin M. O’Connor
Mr. O’Connor is President and Chief Executive Officer of the Company.  He joined the Company in October 2007 as President and Chief Executive Officer Designee and Director. On January 1, 2008, he became President and CEO.  Prior to joining the Company, Mr. O’Connor served as Executive Vice President and Treasurer of North Fork Bancorporation, Inc. from 1997 through the third quarter of 2007.

Thomas J. Tobin
Mr. Tobin is President Emeritus and Special Advisor to the Board. Prior to January 1, 2008, Mr. Tobin was President and Chief Executive Officer, a position he held for 21 years. Mr. Tobin has served as a Director of the Company since 1989 and as a Director of the Bank since 1986.

Howard H. Nolan
Mr. Nolan is Senior Executive Vice President, Chief Administrative & Financial Officer of the Company. He also serves as the Company’s Treasurer and Corporate Secretary. Mr. Nolan joined the Company in June 2006 as Chief Operating Officer and has served as a Director of the Company since 2003. Prior to joining the Company in 2006, Mr. Nolan was Vice President of Finance and Treasurer for Gentiva Health Services, Inc.

Kevin L. Santacroce
Mr. Santacroce is Senior Vice President and Chief Lending Officer of the Company. Mr. Santacroce joined the Company in March 1997 as Assistant Cashier and Credit Administrator. In January 2004, Mr. Santacroce was promoted to Senior Vice President and Chief Lending Officer.

Directors

Marcia Z. Hefter
Ms. Hefter is a partner in the law firm Esseks, Hefter & Angel, LLP with offices in Riverhead and Water Mill, New York. She is Chairperson of the Company’s Board of Directors and serves on the Compensation Committee.  Prior to becoming Chairperson of the Company’s board, Ms. Hefter served as Vice Chairperson. Ms. Hefter has been a Director of the Company since 1989 and a Director of the Bank since 1988.

Dennis A. Suskind
Mr. Suskind is a retired partner with Goldman Sachs & Co.  He is Vice Chairperson of the Company’s Board of Directors and serves on the Audit Committee as financial expert and as Chairperson of the Corporate Governance and Nominating Committee. He has been a Director of the Company since 2002.  Mr. Suskind is also a Director of the Chicago Mercantile Exchange and serves as a member on its Audit Committee.

Emanuel Arturi
Mr. Arturi is the retired co-founder of BusinessEdge Solutions Inc., a national consulting firm specializing in financial services, communications and life science industries. He was appointed to the Company’s Board in January 2008 and is a member of the Compensation Committee.  He holds a B.S. in mathematics from Montclair State University and a Masters Degree in mathematics from Fairleigh Dickinson University.  Mr. Arturi also serves on the board of McGann-Mercy High School in Riverhead, New York.

Thomas E. Halsey
Mr. Halsey is owner of Halsey Farm and serves as Chairperson of the Company’s Audit Committee and is a member of the Compensation Committee. Mr. Halsey has served as a Director of the Company since 1989 and as a Director of the Bank since 1969.

R. Timothy Maran
Mr. Maran is retired from the Insurance brokerage firm of Maran Corporate Risk Associates, Inc. He serves as the Company’s Chairperson of the Compensation Committee and has been a Director of the Company since 1989 and a Director of the Bank since 1980. Mr. Maran also serves as a Director of Southampton Hospital.

Charles I. Massoud
Mr. Massoud is President of Paumanok Vineyards located in Aquebogue, New York.  Mr. Massoud serves as a member of the Audit Committee and Corporate Governance and Nominating Committee and has served as a Director of the Company since 2002. Mr. Massoud is also a member of the Board of Directors for Peconic Bay Medical Center.

Albert E. McCoy, Jr.
Mr. McCoy is President of W. F. McCoy Petroleum Products Inc. and the McCoy Bus Company located in Bridgehampton, New York. Mr. McCoy is a member of the Audit Committee and has served as a Director since April 2008.  He is a graduate of George Washington University and a long standing shareholder of the Company.

DIRECTOR NOMINATIONS

The Board of Directors has established a Corporate Governance and Nominating Committee for the selection of Directors to be elected by the shareholders.  Nominations of Directors to the Board are recommended by the Committee and determined by the full Board of Directors.  The Board believes that it is appropriate to have the input of all Directors, with respect to the candidates to be considered for election to the Board by the shareholders.  In this regard, the Board believes that each individual director has a unique insight into the operations of the Company and the Bank, the communities in which we operate, and the needs of the Company with respect to Board membership.

The Board has determined that, except as to Messrs. O’Connor, Tobin and Nolan, each member of the Board is an “independent director” within the meaning of the corporate governance listing standards of the Nasdaq Stock Market. Messrs. O’Connor, Tobin and Nolan are not considered independent because they are employees of the Company.  In reaching independence determinations of other Directors, the Board considered loans outstanding that were made on the same terms as available to others.

The Company currently has a Corporate Governance and Nominating Committee charter which outlines the nomination process.  The Charter is available on the Company’s website, www.bridgenb.com. The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of gaining new perspectives.  If any member of the Board does not wish to continue in service, or if the Committee decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. The Board would seek to identify a candidate who at a minimum satisfies the following criteria:

•	Has the highest personal and professional ethics and integrity and whose values are compatible with the Company’s;

•	Has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•	Is willing to devote the necessary time to the work of the Board and its Committees, which includes being available for Board and Committee meetings;

•	Is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•	Is involved in other activities or interests that do not create a conflict with their responsibilities to the Company and its shareholders; and

•	Has the capacity and desire to represent the balanced, best interests of the shareholders of the Company as a group, and not primarily a special interest group or constituency.

PROCEDURES FOR THE NOMINATION OF DIRECTORS BY SHAREHOLDERS

The Board has adopted procedures for the submission of director nominees by shareholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the Board will consider candidates submitted by a shareholder.  Shareholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•
The name and address of the shareholder as they appear on the Company’s books, and number of shares of Common Stock that are owned beneficially by such shareholder (if the shareholder is not a holder of record, appropriate evidence of the shareholder’s ownership will be required);

•
The name, address and contact information for the candidate, and the number of shares of Common Stock that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the shareholder’s ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	A statement detailing any relationship between the candidate and the Company;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	Detailed information about any relationship or understanding between the proposing shareholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a shareholder for presentation by the shareholder at an annual meeting of shareholders must comply with the procedural and informational requirements described in “Advance Notice of Nominations to Be Brought Before an Annual Meeting.”

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

A shareholder of the Company who wants to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary, Bridge Bancorp, Inc., 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932,   Attention:  Board Administration.

The letter should indicate that the author is a shareholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•	Forward the communication to the Director or Directors to whom it is addressed;

•	Attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•	Not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

CODE OF ETHICS

The Board has adopted a Code of Ethics that is applicable to the officers, Directors and employees of the Company, including the Company’s principal executive officer, principal administrative officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics is available on the Company’s website, www.bridgenb.com. Amendments to and waivers from the Code of Ethics will also be disclosed on the Company’s website.

BOARD MEETINGS AND COMMITTEES

The following three standing committees facilitate and assist the Board in executing its responsibilities:  the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

The table below shows current membership for each of the standing Board committees.

Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Thomas E. Halsey *	R. Timothy Maran *	Dennis A. Suskind*
Charles I. Massoud	Emanuel Arturi	Charles I. Massoud
Albert E. McCoy, Jr.	Thomas E. Halsey
Dennis A. Suskind	Marcia Z. Hefter
*Committee Chairperson

The business of the Board of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their Committees. The Board of Directors of the Company and the Bank meets monthly, or more often as may be necessary. The Board of Directors of the Company and the Bank met fifteen times during 2008.  No Director attended fewer than 75% in the aggregate of the total number of Board meetings held and the total number of Committee meetings on which he or she served during 2008, including Board and Committee meetings of the Bank and the Company.

THE AUDIT COMMITTEE

The Audit Committee consists of Directors Halsey (Chairperson), Massoud, McCoy and Suskind.  Each member of the Audit Committee is considered “independent” as defined in the NASDAQ® corporate governance listing standards and under SEC Rule 10A-3.  The duties and responsibilities of the Audit Committee include, among other things:

•	Retaining, overseeing and evaluating the Independent Registered Public Accounting Firm to audit the annual consolidated financial statements of the Company;

•	Overseeing the Company’s financial reporting processes in consultation with the Independent Registered Public Accounting Firm and the director of internal audit;

•
Reviewing the annual audited consolidated financial statements, quarterly financial statements and the Independent Registered Public Accounting Firm’s report with management and the Independent Registered Public Accounting Firm and recommending inclusion of the annual audited consolidated financial statements in the Company’s annual report on Form 10-K;

•	Maintaining direct lines of communication with the Board of Directors, Company management, internal audit staff and the Independent Registered Public Accounting Firm;

•	Overseeing the internal audit staff and reviewing management’s administration of the system of internal accounting controls;

•	Approving all engagements for audit and non-audit services by the Independent Registered Public Accounting Firm; and

•	Reviewing the adequacy of the Audit Committee charter.

The Audit Committee met five times during 2008.  The Audit Committee reports to the Board on its activities and findings.  The Board of Directors has determined that Dennis Suskind is an “Audit Committee Financial Expert” as that term is used in the rules and regulations of the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter adopted by the Board of Directors.  A copy of the charter of the Audit Committee is available on the Company’s website, www.bridgenb.com.

Management has the primary responsibility for the Company’s internal controls and financial reporting process.  The Independent Registered Public Accounting Firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) auditing standards generally accepted in the United States of America and to issue an opinion thereon.  The Audit Committee’s responsibility is to monitor and oversee these processes.

As part of its ongoing activities, the Audit Committee has:

•	Reviewed and discussed with management, and the Independent Registered Public Accounting Firm, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008;

•	Discussed with the Independent Registered Public Accounting Firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•
Received the written disclosures and the letter from the Independent Registered Public Accounting Firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with the Independent Registered Public Accounting Firm their independence from the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and be filed with the SEC. In addition, the Audit Committee selected Crowe Horwath LLP to be the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2009, subject to the ratification of this appointment by the shareholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The foregoing report has been furnished by Committee members:

Thomas E. Halsey, Chairperson
Charles I. Massoud
Albert E. McCoy, Jr.
Dennis A. Suskind

THE COMPENSATION COMMITTEE

The Compensation Committee has four members and met three times in fiscal year 2008.  The Compensation Committee is comprised solely of non-employee Directors, all of whom the Board has determined are independent as defined in the NASDAQ® corporate governance listing standards. The Board has adopted a charter for the Compensation Committee, which is available on the Company’s website, www.bridgenb.com.

The Compensation Committee’s responsibilities include, among other duties, the responsibility to:

•	Establish, review, and modify from time to time as appropriate the overall compensation philosophy of the Company;

•
Review, evaluate and recommend Company objectives relevant to the CEO’s compensation; evaluate CEO performance relative to established goals; and review, evaluate and recommend to the full Board of Directors, the CEO’s compensation;

•
Review, evaluate and recommend goals relevant to the compensation of the Company’s other management personnel; and review such officers’ performance in light of these goals and determine (or recommend to the full Board of Directors for determination) such officers’ cash and equity compensation based on this evaluation;

•	Review, evaluate and recommend succession planning and management development for executive officers, including the CEO;

•
Review, evaluate and recommend, in consultation with the corporate governance committee, the compensation to be paid to directors of the Company and of affiliates of the Company for their service on the Board; and

•	Administer any stock benefit plans adopted by the Company.

Compensation recommendations for the Chief Executive Officer (“CEO”), President Emeritus, Chief Administrative & Financial Officer (“CAO”) and Chief Lending Officer (“CLO”) collectively known as NEOs, are made by the Compensation Committee to the Board of Directors.  Decisions regarding non-equity compensation for the other officers are made under the authority of the Company’s CEO. The Committee has engaged Amalfi Consulting, LLC an outside and independent national compensation consulting firm, to conduct an annual review of its total compensation program for the NEOs as well as other key executives of the Company.

Compensation Committee meetings are regularly attended by the members of the Committee, and at the request of the Committee, by the CEO and CAO. At each meeting, the Compensation Committee meets in executive session which excludes the executive management. The Compensation Committee’s Chairperson reports the committee’s recommendations on executive compensation to the Board. Independent advisors and the Company’s finance department support the Compensation Committee in its duties and, along with the CEO and CAO, may be delegated authority to fulfill certain administrative duties regarding the compensation programs.  The Compensation Committee reviews the total fees paid to outside consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the Committee.

Compensation Committee Interlocks and Insider Participation
The Compensation Committee consists of Directors Maran (Chairperson), Arturi, Halsey, and Hefter.  None of these directors was during 2008, or is formerly, an officer of the Company and none had any relationship with the Company requiring disclosure in this proxy statement under Item 404 of SEC Regulation S-K.  During the year ended December 31, 2008, the Company had no “interlocking” relationships in which (1) any executive officer is a member of the Board of Directors or Compensation Committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors or Compensation Committee, or (2) any executive officer is a member of the Compensation Committee of another entity, one of whose executive officers is a member of the Company’s Board of Directors.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of the Compensation Program
The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy. The goal of the Committee is for the total compensation paid to the NEOs to be fair, reasonable and competitive.

Compensation Philosophy and Objectives
The compensation philosophy, established by the Compensation Committee of the Board, provides broad guidance on executive compensation and, more specifically, the compensation of the NEOs.  Compensation comparisons are based on a peer group of banks, taking into consideration asset size, geographic location, and performance.   However, reasonable exceptions to this compensation philosophy are considered appropriate as determined by the Compensation Committee.

Specifically, the compensation philosophy includes:

•	Aligning shareholder value with compensation;

•	Providing a direct and transparent link between the performance of the Bank and pay for the NEOs;

•	Aligning the interests of the Bank’s senior executive officers with that of the shareholders through performance-based incentive plans;

•	Making wise use of the Bank’s equity resources to ensure compatibility between management and shareholder interests; and

•	Awarding total compensation that is both reasonable and effective in attracting, motivating, and retaining key executives.

The compensation objectives of Bridge Bancorp, Inc. subject to experience and achieving plan performance are to:

•	Pay base salaries to the Company’s senior executives at a level consistent with the Company’s performance related to the Company’s selected peer group (the market);

•	Provide total cash compensation (salary and cash incentive compensation) to the Company’s senior executives at a level consistent with performance related to market;

•	Provide total direct compensation (the sum of salary, cash incentives, and equity incentives) at a level consistent with performance related to market based on planned and cumulative performance; and

•	Align senior management’s interest with that of shareholders through increasing equity compensation relative to total incentive compensation.

In addition, the Company’s compensation philosophy is to provide retirement benefits that are competitive with market practice.  The Compensation Committee of the Board annually reviews the administration of the compensation plan.

Role of Executive Officers in Compensation Decisions
The CEO provides recommendations to the Compensation Committee and Board on the other NEOs compensation.  The Committee recommends and the Board approves all compensation decisions for the CEO as well as the other NEOs and approves recommendations regarding equity awards to certain officers of the Company.

The CEO, CAO and the CLO annually review the performance and recommend compensation for senior management of the Company who are not NEOs.

Setting Executive Compensation
Based on the foregoing philosophy and objectives, the Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. In furtherance of this, Amalfi Consulting’s annual review provides the Committee with relevant market data and alternatives to consider when making compensation decisions for the NEOs and on the recommendations being made by the Company’s management for other key executives.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded financial institutions that are comparable in asset size and performance (collectively, the “Compensation Peer Group”). When selecting the peer group, peer bank performance is taken into consideration.  The key performance measures used in selecting the Company’s peer group are:

•	ROA

•	ROE

•	Net Interest Margin

•	Efficiency Ratio

•	Core EPS Growth

•	Total Three Year Return.

The Compensation Peer Group is periodically reviewed and updated by the Committee.  The data is provided from SNL Financial® and taken from the proxy filings of the Compensation Peer Group.  Not all banks in the Compensation Peer Group reported data for each of our executive positions.

The nineteen companies comprising the Compensation Peer Group for the CEO, CAO and CLO are:

Compensation Peer Group	CEO	CAO	CLO
Beverly National Corporation	✓	✓	✓
Brooklyn Federal Bancorp, Inc.	✓	✓	✓
Calvin B. Taylor Bankshares, Inc.	✓	✓
Carver Bancorp, Inc.	✓	✓	✓
Central Valley Community Bancorp	✓	✓	✓
Eagle Bancorp, Inc.	✓	✓	✓
1st Constitution Bancorp	✓	✓
First of Long Island Corporation	✓	✓	✓
Jeffersonville Bancorp	✓	✓	✓
Severn Bancorp Inc.*	✓	✓
Pamrapo Bancorp, Inc.	✓	✓
Patriot National Bancorp, Inc.	✓	✓	✓
Peapack-Gladstone Financial Corporation	✓	✓	✓
Shore Bancshares Inc.	✓	✓
Smithtown Bancorp, Inc.	✓	✓	✓
State Bancorp, Inc.	✓	✓	✓
Suffolk Bancorp	✓	✓	✓
Temecula Valley Bancorp Inc.	✓	✓	✓
VSB Bancorp Inc.	✓	✓

* The CEO of Severn Bancorp, Inc. spends approximately 50% of his professional time on the affairs of the Bank and the Company and the balance on his law practice; and therefore his salary is multiplied by two.

All proxy data was updated using a method called “aging” that utilizes an annualized adjustment factor of 4.0%.  This exercise provided the applicable Compensation Peer Group salary for each NEO.

Amalfi Consulting utilized the 2007/2008 Watson Wyatt Survey Report on General Executive Compensation to provide competitive data for the NEO positions and to supplement the proxy benchmark.  Data from this survey was effective as of April 1, 2008. Data is used from the Economic Research Institute (“ERI”) to assess the cost of wages in the Bank’s local market.  As a matter of compensation philosophy, regional adjustments made to the national data are based on the differential in salaries not the differential in cost of living.  Adjustments based on the local salary differential help ensure that the compensation is fair and competitive, relative to other banks and financial institutions in the area.  Salary differential adjustments relative to the national average were based on the ERI data for Riverhead, Mastic, Garden City and Great Neck, New York.  Amalfi Consulting was unable to obtain specific ERI data for Bridgehampton but attained data for the closest locations to Bridgehampton as well as locations with similar economic characteristics in the ERI database.  In each city, the cost of salaries is above the national average.  The resulting adjustment was an increase to the national survey market data by 16.2%.  This exercise provided the regionally adjusted benchmark salary from the 2007/2008 Watson Wyatt Survey Report on General Executive Compensation.

Each NEO’s current compensation was compared to an average of the applicable Compensation Peer Group salary and the regionally adjusted benchmark salary from the 2007/2008 Watson Wyatt Survey Report on General Executive Compensation.  Overall base pay and total cash compensation is competitive with the market median.  A significant percentage of total compensation is allocated to incentives as a result of the philosophy mentioned above. The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year end results, the individual’s accomplishments and the position held by the individual.  The NEOs are parties to employment and/or change in control agreements which are described elsewhere in this Proxy statement.

2008 Executive Compensation Components
For fiscal year ended December 31, 2008, the principal components of compensation for NEOs were:

•	Base salary

•	Short term incentive program

•	Long term equity incentive compensation

•	Retirement and other benefits

•	Perquisites and other personal benefits.

Base Salary

The Company provides NEOs and other employees with base salary to compensate them for services rendered during the fiscal year.  Base salary ranges for NEOs are determined for each executive based on his or her position and responsibility by using market data.  Base salary ranges are designed so that salary opportunities for a given position will generally reflect +/- 15% of the market 50th percentile.  The annual salary of the NEOs is reviewed annually by the Compensation Committee and Board of Directors.

Short Term Incentive Program

Each NEO has an incentive opportunity defined by a target incentive and range that is based on their role and competitive market practice, except for Mr. Tobin whose incentive is at the discretion of the Board.  Incentive targets/ranges are expressed as a percentage of base salary and determined based on competitive market practice for similar roles in similar organizations.  The Board established the financial performance targets to be used in establishing awards under the plan for fiscal 2006 through 2008, as well as the percentage of base salary that can be earned by each category of officer based on the achievement of targets.  The criteria are applicable to all participants under the plan, are weighted and are based on performance compared to the Compensation Peer Group, relative to the following criteria: (i) annual return on average equity (ii) annual growth in earnings per share, (iii) efficiency ratio, and; (iv) other company specific growth objectives.

If none of the performance criteria are achieved, no short term incentive is earned under the plan. However, the Compensation Committee may recommend to the Board a discretionary award to the NEOs that it considers reasonable.  The amount of cash short term incentive that an executive can earn under the plan ranges from a minimum of 0% of salary to a maximum of 90% of salary for the CEO, 70% of salary for the CAO, and 50% of salary for the CLO, if maximum payout levels are achieved for all of the criteria.  A minimum and maximum range for other officers and key managers may be earned. Actual payouts will vary based on performance achievement against the predefined performance goals. For 2008, the Company achieved over 90% of the maximum incentive opportunity.  The Board approved the payout of a portion of the short term incentive earned by NEOs in the form of restricted stock with vesting over five years, one third vesting in each of years 3, 4 and 5. Dividends are paid on unvested restricted stock awards. See “Non-Equity Incentive Plan Compensation” as presented in the Summary Compensation Table.

Long Term Stock Incentive Program

The 2006 Stock-Based Incentive Plan (“2006 SBIP”) was approved by the Company’s stockholders at the 2006 Annual Meeting of Stockholders and is the successor plan to the Company’s 1996 Equity Incentive Plan, which expired in April 2006.  The 2006 SBIP gives the Board the latitude to provide incentives and rewards to employees and Directors who are largely responsible for the success and growth of Bridge Bancorp, Inc. and its affiliates, and to assist all such entities in attracting and retaining experienced and qualified Directors, executives and other key employees.

Stock options may be either incentive stock options, which bestow certain tax benefits on the optionee, or non-qualified stock options, not qualifying for such benefits.  All options have an exercise price that is not less than the market value of the Company’s Common Stock on the date of the grant.  Historically, stock based awards under the Company’s plans have either been stock options or shares of restricted stock (which are shares of Common Stock that are forfeitable and are subject to restrictions on transfer prior to the vesting date).  The vesting of restricted stock depends upon the executives continuing to render services to the Company.  Restricted stock awards carry dividend rights from the date of grant.  Restricted shares are forfeited if the award holder departs the Company before vesting.  Options have no value unless the Company’s stock price rises over time, and the value of restricted shares over time also is directly proportionate to the market value of the Company’s stock.

The Committee’s recommendations on granting options and restricted stock awards are based on the evaluation of the Company’s performance in connection with year end results, the individual’s accomplishments and the position held by the individual.  Based on the Compensation Committee’s evaluation of the Company’s 2008 performance and individual accomplishments, 5,600 restricted shares were granted to certain NEOs (2,200 shares to Mr. O’Connor and 1,700 shares each to Messrs. Nolan and Santacroce) on December 22, 2008, as part of the long term stock incentive program with vesting over five years, one third vesting in each of years 3, 4 and 5. Dividends are paid on unvested restricted stock awards.

Retirement and Other Benefits

The Bank maintains a non-contributory, tax-qualified defined benefit pension plan (the “Retirement Plan”) for eligible employees.  All salaried employees at least age 21 who have completed at least one year of service are eligible to participate in the Retirement Plan.  The Retirement Plan provides for a benefit for each participant, including the NEOs, in an amount equal to 1.50% of the participant’s average annual earnings multiplied by creditable service (up to 35 years) plus 1.00% of the participant’s average annual earnings multiplied by creditable service (in excess of 35 years) minus 0.49% of the participant’s final average compensation multiplied by creditable service (up to 35 years).  As required by law, the Retirement Plan is covered by the insurance program of the Pension Benefit Guarantee Corporation.

The Bank also maintains a 401(k) plan for the benefit of its employees.  The Bank matches 50% of the employee’s contribution up to a maximum of 3%.  All employees, including the NEOs, can defer a minimum of 1% and a maximum of 75% of their annual income as long as the deferred compensation does not exceed annual Internal Revenue Service (IRS) limits.

The Bank has a Supplemental Executive Retirement Plan (the “SERP”), under which additional retirement benefits are accrued for eligible Executive Officers. Under the defined benefit component of the SERP, the amount of supplemental retirement benefits is based upon a benefit at normal retirement which approximates the differences between (i) the total retirement benefit the participant would have received under the Retirement Plan without taking into account limitations on compensation and annual benefits; and (ii) the retirement benefit the participant is projected to receive under the Retirement Plan at normal retirement. Under the defined contribution component of the SERP, the amount of the supplemental retirement benefit is the difference between (i) the total matching contribution that would have been contributed by the Bank to the executive’s account under the 401(k) Plan based on the executive’s compensation, without giving effect to limitations on compensation and annual benefits; and (ii) the maximum amount that could have been contributed to the executive’s account under the 401(k) Plan with respect to such compensation.

Perquisites and Other Personal Benefits

The Company provides NEOs with perquisites and other personal benefits that the Company and the Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain employees for key positions.  The NEOs are provided use of company automobiles and participation in the plans and programs described above.  Attributed costs of personal benefits described for the NEOs for the fiscal year ended December 31, 2008 are included in column (i) of the “Summary Compensation Table.”

The Company and the Bank have entered into employment agreements with Messrs. O’Connor, Tobin and Nolan, which are described under the heading “Employment Agreements.” The Company and the Bank have entered into a change in control agreement with Mr. Santacroce, which is described under the heading “Change in Control Agreement.”

Tax and Accounting Implications
Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code, public companies are subject to limits on the deductibility of executive compensation. Deductible compensation is limited to $1 million per year for each executive officer listed in the summary compensation table. Compensation that is “performance-based” under the Internal Revenue Code’s definition is exempt from this limit.  Stock option grants are intended to qualify as performance-based compensation.  Although the Committee does not have a formal policy with respect to the payment of compensation in excess of the deductibility limits, compensation paid to the NEOs historically has fallen within the tax code limitations for deductibility.

Accounting for Stock Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock based payments including stock options and restricted stock granted under its Short Term and Long Term Stock Incentive Programs in accordance with the requirements of the Statements of Financial Accounting Standards (“SFAS”) 123(R), “Accounting for Stock-Based Compensation, Revised.”

Compensation Actions for 2009
The Committee, Board and management evaluated and established 2009 executive compensation guidelines in the context of the Company’s performance, the current economic conditions and the widespread concern over executive pay.  The Committee believes that the Company’s compensation programs are fair, balanced, reasonable, and help motivate and retain the best talent.  The Company does not use incentives that may promote risky, short-term behavior.  Instead, the Company rewards consistent and long term performance aligning compensation with shareholder value.  The following is a summary of actions taken by the Committee with respect to 2009 Compensation:

•
2009 Peer Group.  The Committee and Board working with the compensation consultant, Amalfi Consulting, has established a new Peer group for 2009 based on similar performance criteria used to determine the 2008 Peer group.

•
Base Salaries.  Messrs. O’Connor, Tobin, Nolan and Santacroce proposed and the Committee agreed that the NEOs initially would not receive an increase in base salary for 2009, subject to the Company’s performance in 2009.  Although the Committee accepted the NEOs proposal as appropriate, it reserved the right to increase base salaries in 2009 as business conditions evolve.  Therefore, the 2009 annual salary for Messrs. O’Connor, Tobin, Nolan and Santacroce will remain at $300,000, $320,000, $230,000 and $180,000, respectively.

•
Short Term Incentive Plan.  The Committee strives to provide an appropriate mix of different compensation elements, including finding a balance between current versus long-term compensation and cash and equity incentive compensation.  Cash payments primarily reward more recent performance and equity awards encourage the NEOs to continue to deliver results over a longer period of time and serve as a retention tool.  In order to further assure that the Company’s compensation programs do not encourage undue and unnecessary risks and promote a long-term outlook among the NEOs, the Committee and Board have determined that the amount earned under the Short-Term Incentive Plan for 2009 will be paid to the NEOs, partially (50%) in cash and partially (50%) in restricted stock awards, except for Mr. Tobin who will be eligible for a discretionary cash award. The component of the award paid in the form of a restricted stock award will be converted at a rate of 125% of the cash amount that would otherwise have been paid.  Each restricted stock award will vest over five years, with one third vesting in each of years 3, 4 and 5.

•
Clawback Policy.  In February 2009, the Committee adopted a clawback policy to potentially recover certain incentive payments paid to the Company’s NEOs if (1) the payments or awards were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, and (2) the amount of the incentive compensation, as calculated under the restated financial results, is less than the amount actually paid or awarded under the original financial results.

The Committee and Board, together with management, believe the additional factors and policy changes for 2009 are consistent with recent trends in corporate governance and executive compensation and reflect good common sense.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

R.Timothy Maran, Chairperson
Emanuel Arturi
Thomas E. Halsey
Marcia Z. Hefter

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation received for the years ended December 31, 2008, 2007 and 2006, respectively by the Named Executive Officers.  The officers of the Company are not compensated separately in any way for their services.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)	All Other Compensation (6)	Total

Kevin M. O’Connor	2008	$300,000	N/A	$34,052	-	$60,825(8)	$4,045	$29,201	$428,123
President & Chief
Executive Officer	2007	$57,692(7)	N/A	$6,125	-	$33,128(9)	-	$4,691	$101,636

Thomas J. Tobin	2008	$320,000	$50,000	$28,840	$5,692	-	$439,093	$19,547	$863,172
President Emeritus and	2007	$317,739	N/A	$18,922	$5,692	$256,742	$137,972	$26,643	$763,710
Special Advisor to the Board	2006	$309,231	N/A	$12,741	$5,214	$105,111	$203,518	$37,283	$673,098

Howard H. Nolan	2008	$230,000	N/A	$53,024	$4,646	$72,550(11)	$32,479	$32,850	$425,549
Senior Executive
Vice President Chief	2007	$215,280	N/A	$22,281	$4,646	$113,379(12)	$2,328	$25,875	$383,789
Administrative &
Financial Officer	2006	$96,154(10)	N/A	$1,346	$5,127	$26,317	-	$16,472	$145,416

Kevin L. Santacroce	2008(13)	$180,000	N/A	$45,697	$3,484	$45,550(14)	$25,124	$16,929	$316,784
Senior Vice
President &
Chief Lending Officer

(1)	Includes salary deferred at the election of the NEOs (such as deferred salary under the Company’s 401(k) Plan).
(2)
Represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, respectively in accordance with SFAS 123(R) for restricted stock awards granted pursuant to the stock-based incentive plans and thus may include amounts from awards granted in and prior to 2006.  Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(3)
Represents the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2008, 2007 and 2006, respectively in accordance with SFAS 123(R) for stock options granted pursuant to the 2006 Stock-Based Incentive Plan and includes amounts from options granted in 2006.  Assumptions used in the calculation of these amounts are included in footnote 9 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

(4)	The amounts represent cash awards to the NEOs under the short term incentive plan.

(5)
Based on the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2008, 2007 and 2006, respectively.  Reflects change in present value of accumulated benefits under the Pension and SERP for each NEO except Mr. Santacroce, which reflects change in Pension Value only.

(6)
Listed amounts for 2008 include 401(k) Plan contributions by the Company on behalf of the Named Executive Officers O’Connor, Tobin, Nolan and Santacroce of $6,156, $6,900, $6,900 and $6,395, respectively; director’s fees in the amount of $7,000 for Mr. O’Connor, Mr. Tobin and Mr. Nolan, respectively; dividends paid on unvested restricted stock in the amount of $6,098, $2,076, $7,766 and $6,949 for Mr. O’Connor, Mr. Tobin, Mr. Nolan, Mr. Santacroce, respectively; the cost attributable to personal use of company provided automobiles of $9,947, $3,264, $11,184 and $3,585 for Mr. O’Connor, Mr. Tobin, Mr. Nolan, and Mr. Santacroce, respectively; and meals reimbursed by the Company of $307 for Mr. Tobin.

Listed amounts for 2007 include 401(k) Plan contributions by the Company on behalf of the Named Executive Officers Tobin and Nolan of $6,750, and $5,904; director’s fees in the amount of $8,500 for both Mr. Tobin and Mr. Nolan and $1,500 for Mr. O’Connor, respectively; dividends paid on unvested restricted stock in the amount of $2,537, $2,376, and $1,150 for Mr. Tobin, Mr. Nolan, and Mr. O’Connor, respectively; the cost attributable to personal use of company provided automobiles of $8,801, $9,094, and $2,042 for Mr. Tobin, Mr. Nolan, and Mr. O’Connor, respectively; and meals reimbursed by the Company of $55 for Mr. Tobin.

(7)	Mr. O’Connor’s employment with the Company began on October 9, 2007. His base salary for 2007 was $300,000.
(8)
Excludes $182,445 earned under the non-equity incentive plan which was converted into 12,000 shares of restricted stock having a market value of $228,000. These restricted shares were granted on January 12, 2009 and vest over five years, one third vesting in each of years 3, 4 and 5.

(9)
Excludes $8,282 earned under the non-equity incentive plan which was converted into 471 shares of restricted stock having a market value of $10,362. These restricted shares were granted on January 29, 2008 and vest over five years, one third vesting in each of years 3, 4 and 5.

(10)
Mr. Nolan’s employment with the Company began on June 26, 2006. Prior to June 26, 2006, Mr. Nolan served as an outside Director and received Directors fees for that service. Mr. Nolan’s base salary for 2006 was $200,000.

(11)
Excludes $72,550 earned under the non-equity incentive plan which was converted into 4,773 shares of restricted stock having a market value of $90,687. These restricted shares were granted on January 12, 2009 and vest over five years, one third vesting in each of years 3, 4 and 5.

(12)
Excludes $28,345 earned under the non-equity incentive plan which was converted into 1,611 shares of restricted stock having a market value of $35,442. These restricted shares were granted on January 29, 2008 and vest over five years, one third vesting in each of years 3, 4 and 5.

(13)	Mr. Santacroce first served as an “executive officer” for SEC reporting purposes in 2008. Accordingly, compensation information is not provided for prior years.
(14)
Excludes $45,550 earned under the non-equity incentive plan which was converted into 2,997 shares of restricted stock having a market value of $56,943. These restricted shares were granted on January 12, 2009 and vest over five years, one third vesting in each of years 3, 4 and 5.

EMPLOYMENT AGREEMENTS

Kevin M. O’Connor
The initial term of the employment agreement with Mr. O’Connor is thirty-nine (39) calendar months (three years from January 1, 2008).  Effective January 1, 2009, and unless the executive’s employment is terminated, the agreement becomes a two-year evergreen agreement renewing daily, so that the remaining term is twenty-four months, unless notice of non-renewal is provided to the executive.   Mr. O’Connor serves as President and Chief Executive Officer of the Bank and the Company, and serves on the Board of Directors of the Bank and the Company.  However, between October 9, 2007 and December 31, 2007, he served as “President and Chief Executive Officer Designee.”  If his employment is terminated, his service on the Boards also terminates. The initial base salary under the agreement is $300,000.  Base salary is reviewed annually (with the first review performed in January 2009) and can be increased but not decreased.

If Mr. O’Connor voluntarily terminates his employment, or his employment is terminated for cause, no benefits are provided under the agreement.  In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “constructive termination,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to:

•
If the termination of employment occurred prior to January 1, 2008, a cash lump sum payment equal to the base salary he would have earned through December 31, 2008 and the continuation of insurance coverage for that period;

•
If the termination occurred on or after January 1, 2008 but prior to January 1, 2009, a cash lump sum payment equal to one half of his base salary and the continuation of insurance coverage for six months; and

•	If the termination occurs on or after January 1, 2009, a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months.

In the event of a Change in Control, regardless of whether the executive’s employment terminates, Mr. O’Connor is entitled to a severance benefit equal to:

•	Three times his taxable income for the calendar year preceding the change in control;

•	Insurance coverage for three years following a termination of employment; and

•	Reimbursement for any excise taxes due on such payments and for the taxes due on such reimbursement.

Except in the event of a change in control, following termination of employment Mr. O’Connor is subject to non-compete restrictions.

Thomas J. Tobin
The amended employment agreement with Mr. Tobin provides for a term that expires March 2, 2010. Mr. Tobin remained the President and Chief Executive Officer of the Company and the Bank until December 31, 2007.  Effective January 1, 2008, he served as the President Emeritus and Special Advisor to the Board.  He is to serve on the board of directors of the Bank and the Company through annual meeting of shareholders following the year ending December 31, 2010. His annual salary is $320,000.

In the event of a termination of employment by the Bank or the Company other than for cause, he would be entitled to receive his base salary, and continuing insurance coverage, for the remaining term of the agreement.  In the event of a change in control, Mr. Tobin would be entitled to receive a lump sum payment equal to the base salary that he would have earned for the remaining term of the agreement, and continued insurance coverage for the remaining term of the agreement.  The requirement to reimburse Mr. Tobin for excise tax payments on a change in control was eliminated in the amended employment agreement.  If Mr. Tobin voluntarily terminates his employment, or his employment is terminated for cause, no benefits are provided under the agreement.

Howard H. Nolan
The Company and the Bank have also entered into an employment agreement with Mr. Nolan. The initial term of the employment agreement with Mr. Nolan is thirty-six (36) months (three years from June 26, 2006).  Unless extended, the employment period shall end on June 26, 2009.

Mr. Nolan serves as Senior Executive Vice President, Chief Administrative & Financial Officer of the Bank and the Company, and serves on the Board of Directors of the Bank and the Company.  The initial base salary under the agreement is $200,000.  Base salary is reviewed annually (with the first review performed in January 2007) and can be increased but not decreased.

If Mr. Nolan voluntarily terminates his employment, or his employment is terminated for cause, no benefits are provided under the agreement.  In the event (i) of the executive’s involuntary termination for any reason other than disability, death, retirement or termination for cause, or (ii) the executive’s resignation upon the occurrence of certain events constituting “constructive termination,” including a reduction in the executive’s duties, responsibilities or pay, the executive would be entitled to a severance benefit equal to:

•
If the termination of employment occurred prior to December 26, 2007, a cash lump sum payment equal to the greater of (a) the base salary he would have earned if he continued working through December 26, 2007 or, (b) one-half of his base salary and the continuation of insurance coverage for that period; or

•
If the termination occurs on or after December 27, 2007, a cash lump sum payment equal to the greater of (a) the base salary that he would have earned if he continued working for the remainder of the term of the employment period, or (b) one half of his base salary and the continuation of insurance coverage for that period.

In the event of a Change in Control, regardless of whether the executive’s employment terminates, Mr. Nolan is entitled to a severance benefit equal to:

•	2.99 times his taxable income for the five calendar years preceding the change in control; however, years commencing before 2006 shall be excluded; and

•	Insurance coverage for three years following a termination of employment.

Except in the event of a change in control, following termination of employment Mr. Nolan is subject to non-compete restrictions.  The employment agreement also provides a disability benefit which generally provides for twenty-four months of base salary, less any payments provided under the Bank sponsored disability programs and continued health and medical insurance benefits for the same period of time.

Under the employment agreements, the annual salary of the NEOs is reviewed annually by the Compensation Committee and Board of Directors.  In light of the uncertain economic environment, management recommended that salaries for officers at the level of vice president and above including all NEOs will be frozen at their 2008 amounts, subject to the Company achieving its 2009 performance goals.  Therefore, the 2009 annual salary for Messrs. O’Connor, Tobin, Nolan and Santacroce will remain at $300,000, $320,000, $230,000 and $180,000, respectively.

CHANGE IN CONTROL AGREEMENT

Kevin L. Santacroce
The Company and the Bank entered into a change in control agreement with Mr. Santacroce which provides that upon a termination of employment following a change in control he will be entitled to a severance benefit equal to:

•	3 times his annual compensation for the calendar year preceding the year of the change in control; and

•	Insurance coverage for three years.

The following table sets forth certain information pertaining to grants of Plan Based Awards to the NEOs during 2008.

GRANTS OF PLAN BASED AWARDS

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	All other stock awards: number of shares or units (#) (2)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards	Grant date fair value of stock options	Grant date fair value of stock awards (3)

	01/22/08	$67,500	$135,000	$270,000	2,171		$22.00		$47,762
K. O’Connor	01/29/08				2,200		$19.53		$42,966
	12/22/08

T. Tobin	01/29/08				1,200		$22.00		$26,400

	01/22/08	$40,250	$80,500	$161,000
H. Nolan	01/29/08				2,811		$22.00		$61,842
	12/22/08				1,700		$19.53		$33,201

	01/22/08	$22,500	$45,000	$90,000
K. Santacroce	01/29/08				2,063		$22.00		$45,86
	12/22/08				1,700		$19.53		$33,201

(1)
Amounts shown in column (c) reflect the minimum payout level under the Company’s Short-Term Incentive Plan which is 50% of the target amount shown in column (d).  The amount shown in column (e) is 200% of such target amount.  These amounts are based on the individual’s 2008 salary and position.

(2)	The amounts shown in column (f) reflect the number of shares of restricted stock granted to the NEO pursuant to the Company’s 2006 Stock-Based Incentive Plan.
(3)
The amounts included in column (j) reflect the full grant date fair value of the awards calculated in accordance with SFAS 123(R).  See footnote 9 to the Company’s audited financial statements for fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K.

The following table sets forth information pertaining to outstanding equity awards held by the NEOs as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

(a)	(b)	(c)	(d)	(e)	(f)	(g)

Option Awards					Stock Awards

Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable (1)	Option Exercise price ($)	Option Expiration Date	Number of shares or units of stock that have not vested	Market Value of shares or units of stock that have not vested (2)($)

K. O’Connor	-	-	-		5,000(3)	$92,500
					2,171(4)	$40,164
					2,200(5)	$40,700

T. Tobin	6,000	-	12.5333	1/16/2012	1,200(5)	$22,200
	6,000	-	15.4667	1/15/2013
	3,000	-	24.0000	1/21/2014
	750	-	30.6000	1/21/2015
	3,198	2,136	25.2500	11/27/2016

H. Nolan	300	-	24.0000	1/21/2014	5,000(3)	$92,500
	75	-	30.6000	1/21/2015	2,811(4)	$52,004
	3,198	2,135	25.2500	11/27/2016	1,700(5)	$31,450

K. Santacroce	750	-	24.0000	1/21/2014	5,000(3)	$92,500
	188	-	30.6000	1/21/2015	2,063(4)	$38,166
	2,400	1,600	25.2500	11/27/2016	1,700(5)	$31,450

(1)	The remaining unvested stock options vest ratably over two years beginning December 31, 2009.
(2)	Amounts based on closing price of our Common Stock as of December 31, 2008 ($18.50), as reported on the NASDAQ®.
(3)	Restricted stock vests over five years; one third on October 9, 2010, one third on October 9, 2011 and one third on October 9, 2012
(4)	Restricted stock vests over five years; one third on January 29, 2011, one third on January 29, 2012 and one third on January 29, 2013
(5)	Restricted stock vests over five years; one third on December 22, 2011, one third on December 22, 2012 and one third on December 22, 2013.

The following table sets forth information regarding the value realized by our NEOs on option award exercises and stock awards vested during the year ended December 31, 2008.

OPTIONS EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)

	Option Awards		Stock Awards

Name	Number of Shares acquired on exercise	Value realized on exercise	Number of Shares acquired on vesting	Value Realized on vesting
T. Tobin	1,626	$49,159	1,424	$26,614

K. O’Connor	-	-	-	-

H. Nolan	-	-	1,333	$24,661

K. Santacroce	-	-	1,023	$18,995

The following table sets forth certain information pertaining to the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under the Retirement Plan and the Supplemental Executive Retirement Plan.  The amounts reflected have been determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements.

PENSION BENEFITS

(a)	(b)	(c)	(d)	(e)

Name	Plan Name	Number of years credited service	Present value of accumulated benefit	Payments during Last Fiscal Year

K. O’Connor	New York State Bankers Retirement Plan	< 1 year	$1,914	-

K. O’Connor	Supplemental Executive Retirement Plan	< 1 year	$2,131	-

T. Tobin	New York State Bankers Retirement Plan	23.4167	$710,329	-

T. Tobin	Supplemental Executive Retirement Plan	23.4167	$1,319,508	-

H. Nolan	New York State Bankers Retirement Plan	1.5000	$19,012	-

H. Nolan	Supplemental Executive Retirement Plan	1.5000	$15,795	-

K. Santacroce	New York State Bankers Retirement Plan	11.2500	$70,151	-

The Bank sponsors a defined benefit pension plan covering substantially all employees. Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment or all years of service, if less than five. Compensation used to determine benefits is all wages, tips, and other compensation as reported on form W-2, such as any amounts which are treated as salary reduction contributions under a 401(k) plan, a cafeteria plan or a qualified flexible benefits plan.  The Normal Benefit Form is payable as a Single Life Pension with 60 payments guaranteed.  There are a number of optional forms of benefit available to the above participants, all of which are adjusted actuarially.

Participants are eligible for early retirement upon obtaining age 55.  Mr. Tobin is the only NEO eligible for early retirement.  Early retirement benefits are determined utilizing actuarial formulas that reduce the pension benefit for each year under the normal retirement age of 65.

As previously disclosed, the Bank maintains a SERP for the benefit of Messrs. Tobin, O’Connor, and Nolan. Amounts in the 401(k) Plan component of the SERP are credited with earnings each year in the same percentages as the participant’s account under the Bank’s 401(k) Plan earns income.

Payments under both the 401(k) Plan and defined benefit pension plan component of the SERP begin six months after the participant separates from service with the Bank.  In the event of a change in control of the Bank, the SERP will be terminated and amounts will be paid to participants in a single lump sum payment on the date of the change in control.

The following table shows as of December 31, 2008, Bank contributions and earnings, and the aggregate vested account balances of Messrs. O’Connor, Tobin and Nolan under the 401(k) Plan component of the SERP.  The vested balances under the pension plan component of the SERP are included in the Pension Benefits table.  Aggregate earnings in this table have not been reported in the Summary Compensation Table for the 2008, 2007 and 2006, respectively as they are not “preferential” or “above market” as defined in SEC regulations.

NONQUALIFIED DEFERRED COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End

K. O’Connor	-	$3,921	$(1,437)	-	$2,484

T. Tobin	-	$13,159	$(33,328)	-	$60,565

H. Nolan	-	$4,969	$(2,482)	-	$3,502

POTENTIAL PAYMENT UPON TERMINATION OR A CHANGE IN CONTROL

Under the terms of their employment agreements, the NEOs are entitled to certain payments upon a termination of employment, including a termination of employment following a change in control.  Additionally, the vesting of options and stock awards may accelerate upon a termination of employment or upon a change in control.  Set forth below is information as of December 31, 2008, regarding potential payments to the NEOs following a termination of employment.

In addition, the NEOs are entitled to certain retirement benefits under plans maintained by the Bank or the Company that are not conditioned on a termination of employment or a change in control of the Bank or the Company.  Messrs. O’Connor, Tobin and Nolan are participants in the SERP described in the Nonqualified Deferred Compensation section of this proxy, in which Mr. Tobin’s benefits are fully vested as of December 31, 2008.  Details regarding their vested benefits in the SERP are disclosed in the Pension Benefits table and the Nonqualified Deferred Compensation table of this proxy.

Name	Involuntary Termination	Involuntary Termination after Change in Control	Disability	Death

K. O’Connor
2006 Stock Based Incentive Plan	-	$173,364(1)	$173,364(1)	$173,364(1)
Employment Agreement	$156,686(2)	$1,461,048(3)	$626,742(4)	-

T. Tobin
2006 Stock Based Incentive Plan	-	$22,200(5)	$22,200(5)	$22,200(5)
Employment Agreement	$436,293(6)	$436,293	$436,293(7)	-

H. Nolan
2006 Stock Based Incentive Plan	-	$175,954(8)	$175,954(8)	$175,954(8)
Employment Agreement	$610,038(9)	$640,502(10)	$488,030(11)	-

K. Santacroce
2006 Stock Based Incentive Plan	-	$162,116(12)	$162,116(12)	$162,116(12)
Change in Control Agreement		$483,293(13)

(1)
This amount represents 9,371 unvested restricted stock awards that were granted to Mr. O’Connor.  Unvested awards fully vest upon death, disability, a change in control of the Bank or Company, and retirement following the attainment of age 65.  As of December 31, 2008, Mr. O’Connor was 46 years of age, and not eligible for retirement.  The shares were valued at $18.50 per share on December 31, 2008.

(2)
This amount represents the sum of (i) one-half of Mr. O’Connor’s 2008 base salary of $300,000, and (ii) Bank contributions to continued health and medical coverage for 6 months.  Effective January 1, 2009, Mr. O’Connor is entitled to a cash lump sum payment equal to twenty-four months base salary and the continuation of insurance coverage for twenty-four months upon an involuntary termination. Amounts payable by the Bank on an event of termination or a voluntary resignation following a change in control of the Bank are subject to a one year non-compete restriction and his agreement not to disclose any confidential information.

(3)
In the event of a change in control, Mr. O’Connor is entitled to receive a lump sum payment equal to three times his annual compensation for the year immediately preceding the year of the change in control.  The amount includes the value of continued health care coverage for a period of 36 months, and an excise tax indemnification payment of approximately $338,313.

(4)
In the event of his disability, Mr. O’Connor will receive his after-tax base salary and continued health and medical coverage for 2 years, less amounts payable under any disability programs.  This amount represents the total payments and benefits that Mr. O’Connor would receive for such 2-year period, without reduction for taxes or amounts payable under any disability programs.

(5)
This amount represents 1,200 unvested restricted stock awards that were granted to Mr. Tobin.  Unvested awards fully vest upon death, disability, a change in control of the Bank or Company, and retirement following the attainment of age 65.  As of December 31, 2008, Mr. Tobin was 64 years of age, and not eligible for retirement.  The shares were valued at $18.50 per share on December 31, 2008.  Amount excludes the value of all unvested stock options.

(6)
This amount represents the sum of (i) Mr. Tobin’s 2008 monthly base salary of $26,667 for a period of 14 months, and (ii) monthly Bank contributions to continued health and medical coverage for a period of 14 months, each of which are payable upon Mr. Tobin’s involuntary termination of employment through the end of the term of Mr. Tobin’s employment agreement in March 2010.  Amounts payable by the Bank on an event of termination or a voluntary resignation following a change in control of the Bank are subject to a two year non-compete restriction and his agreement not to disclose any confidential information.

(7)
In the event of his disability, Mr. Tobin will receive his base salary for 14 months, less amounts payable under any disability programs, and continued health and medical coverage for 14 months.  This amount represents the total payments and benefits that Mr. Tobin would receive for such 14 month period, without reduction for amounts payable under any disability programs.

(8)
This amount represents 9,511 unvested restricted stock awards that were granted to Mr. Nolan.  Unvested awards fully vest upon death, disability, a change in control of the Bank or Company, and retirement following the attainment of age 65.  As of December 31, 2008, Mr. Nolan was 48 years of age.  The shares were valued at $18.50 per share on December 31, 2008.  Amount excludes the value of all unvested stock options.

(9)
This amount represents the sum of (i) Mr. Nolan’s base salary payable for the remainder of the employment period, and (ii) Bank contributions to continued health and medical coverage for the remainder of the employment period.  Amounts payable by the Bank on an event of termination or a change in control of the Bank are subject to a one year non-compete and non-solicitation restriction.

(10)
In the event of a change in control, Mr. Nolan is entitled to 2.99 times his “base amount” of compensation under Code Section 280G, computed as if Mr. Nolan’s “base period” under Code Section 280G commenced on the effective date of his employment agreement.

(11)
In the event of his disability, Mr. Nolan will receive his base salary and continued health and medical coverage for 2 years, less amounts payable under any disability programs.  This amount represents the total payments and benefits that Mr. Nolan would receive for such 2-year period, without reduction for amounts payable under any disability programs.

(12)
This amount represents 8,763 unvested restricted stock awards that were granted to Mr. Santacroce.  Unvested awards fully vest upon death, disability a change in control of the Bank or Company, and retirement following the attainment of age 65.  As of December 31, 2008, Mr. Santacroce had not attained retirement age.

(13)
In the event of a change in control, Mr. Santacroce is entitled to 3 times his annual compensation for the taxable year immediately preceding the year of the change in control and continued insurance coverage for 36 months.

DIRECTOR COMPENSATION

Cash Compensation Paid to Board Members
Directors of the Company are not compensated separately for their services as members of the Board of Directors of the Company.  All of the members of the Board of Directors of the Company also serve on the Board of the Bank, for which they are compensated.  For 2008 and 2009, each outside (non-employee) Director receives an annual fee of $15,000 from the Bank.  The Chairperson of the Board of Directors receives an additional annual fee of $5,000.  The Vice Chairperson of the Board of Directors, and the Chairperson of the Audit Committee and the Chairperson of the Compensation Committee receive an additional annual fee of $2,500.  All Outside Directors are compensated $500 for each Board meeting.  Directors who are members of Board Committees are compensated $400 per meeting attended.

Stock Option Program
During 2008 the outside Directors were eligible to receive equity incentive awards; however, none were granted.

Director Summary Compensation Table
The following table sets forth information pertaining to the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2008.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (2)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Marcia Z. Hefter	$30,075	-	-	-	-	$30,075

Dennis A. Suskind	$28,375	-	-	-	-	$28,375

Emanuel Arturi	$24,000	-	-	-	-	$24,000

Thomas E. Halsey	$28,200	-	-	-	-	$28,200

R. Timothy Maran	$28,200	-	-	-	-	$28,200

Charles I. Massoud	$24,500	-	-	-	-	$24,500

Albert E. McCoy, Jr.	$19,550	-	-	-	-	$19,550

Raymond Wesnofske(3)	$8,200	-	-	-	-	$8,200

(1)
Kevin M. O’Connor, the Company’s President and CEO, Thomas J. Tobin, President Emeritus, and Howard H. Nolan, the Company’s Senior Executive Vice President and CAO, are not included in this table as they are employees of the Company.  The compensation received by Messrs. O’Connor, Tobin and Nolan are shown in the Summary Compensation Table.

(2)
Option awards have been granted and are outstanding to the Directors in the following amounts:  Thomas E. Halsey has 1,575 option awards, Marcia Z. Hefter has 1,575 option awards, R. Timothy Maran has 1,575 option awards, Charles I. Massoud has 975 option awards, Dennis A. Suskind has 975 option awards and Raymond Wesnofske has 1,575 option awards.

(3)	Mr. Wesnofske retired from the Board effective April 25, 2008.

ITEM 2 - RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Crowe Horwath LLP (“Crowe Horwath”) was the Independent Registered Public Accounting Firm of the Company for the year ended December 31, 2008, and has been selected to serve as the Company’s Independent Registered Public Accounting Firm for 2009.  Representatives of Crowe Horwath are expected to be present at the Annual Meeting.  They will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from shareholders.

Shareholder ratification of the selection of Crowe Horwath is not required by the Company’s bylaws or otherwise.  However, the Board is submitting the selection of the Independent Registered Public Accounting Firm to the shareholders for ratification as a matter of good corporate practice.  If the shareholders fail to ratify the selection of Crowe Horwath, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different Independent Registered Public Accounting Firm at any time during the year if it determines that such change is in the best interests of the Company and its shareholders.

FEES PAID TO CROWE HORWATH

Set forth below is certain information concerning aggregate fees billed for professional services rendered by Crowe Horwath during 2008 and 2007:

Audit Fees.  The audit fees billed for professional services rendered by Crowe Horwath for the audit of the Company’s annual consolidated financial statements for the most recent fiscal year, for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and for the audits of internal control over financial reporting for the most recent fiscal year were $180,000.  For the 2007 fiscal year, such fees were $183,350.

Audit Related Fees.  Crowe Horwath did not provide any services to the Company relating to assurance and related services that are reasonably related to the performance of the audit and the review of the financial statements that are not already reported in Audit Fees above during the fiscal years ended December 31, 2008 and 2007.

Tax Fees. Crowe Horwath did not provide any services to the Company relating to tax compliance, tax advice and tax planning during the fiscal years ended December 31, 2008 and 2007.

All Other Fees. Crowe Horwath did not provide any other services to the Company during the fiscal years ended December 31, 2008 and 2007.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Crowe Horwath are submitted to the director of internal audit, who subsequently requests pre-approval from the Audit Committee Chairperson. A schedule of approved services is then reviewed and approved by the entire Audit Committee at the next Audit Committee meeting.

REQUIRED VOTE AND RECOMMENDATION OF THE BOARD OF DIRECTORS

In order to ratify the selection of Crowe Horwath as the Company’s Independent Registered Public Accounting Firm for the 2009 fiscal year, the proposal must receive the affirmative vote of at least a majority of the votes cast at the Annual Meeting, either in person or by proxy.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF CROWE HORWATH LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company’s executive office, 2200 Montauk Highway, P.O. Box 3005, Bridgehampton, New York 11932, no later than November 24, 2009.  Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

ADVANCE NOTICE OF NOMINATIONS TO BE BROUGHT BEFORE AN ANNUAL MEETING

The Company’s Bylaws provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting of shareholders.  In order for a shareholder to properly bring business before an annual meeting, the shareholder must give written notice to the Corporate Secretary not less than 90 days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so delivered not later than the close of business on the tenth day following the day on which public announcement of the date of such annual meeting is first made.  The Bylaws require that the notice must include, among other things, the shareholder’s name, record address, and number of shares owned, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the shareholder in the proposed business.  Nothing in this paragraph shall be deemed to require the Company to include in its annual meeting proxy statement any shareholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

In accordance with the foregoing, advance notice for certain business or nominations to the Board of Directors to be brought before the 2010 Annual Meeting of Shareholders must be given to the Company by December 24, 2009.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

Whether you intend to be present at this meeting or not, you are urged to return your signed proxy promptly.  For your convenience, you may also cast your vote electronically.

AN ADDITIONAL COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008, WILL BE FURNISHED WITHOUT CHARGE TO SHAREHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONE REQUEST TO HOWARD H. NOLAN, SENIOR EXECUTIVE VICE PRESIDENT AND CORPORATE SECRETARY, 2200 MONTAUK HIGHWAY, P.O. BOX 3005, BRIDGEHAMPTON, NEW YORK 11932, OR CALL (631) 537-1001, EXT. 7255.

By Order of the Board of Directors

Howard H. Nolan
Senior Executive Vice President and Corporate Secretary

Bridgehampton, New York
March 24, 2009

REVOCABLE PROXY
BRIDGE BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIDGE BANCORP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 2009

The undersigned shareholder of Bridge Bancorp, Inc. (the "Company"), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company's bank subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, April 24, 2009 at 11:00 a.m. local time, and at any and all adjournments thereof.

PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET OR BY TELEPHONE.

(Continued, and to be marked, dated and signed, on the other side)

Ä	FOLD AND DETACH HERE	Ä

BRIDGE BANCORP, INC. - ANNUAL MEETING, APRIL 24, 2009

YOUR VOTE IS IMPORTANT!

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2009. THE PROXY STATEMENT AND OUR 2008 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE AT:

http://www.cfpproxy.com/4781

You can vote in one of three ways:
1.	Call toll free 1-866-242-2716 on a Touch-Tone Phone. There is NO CHARGE to you for this call.

or

2.	Via the Internet at https://www.proxyvotenow.com/bdge and follow the instructions.

or

3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

z			{
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BRIDGE BANCORP, INC.	Annual Meeting of Shareholders April 24, 2009

		For	Withhold All	For All Except			For	Against	Abstain
1.	Election of Directors (except as marked to the contrary below):	☐	☐	☐	2.	The ratification of the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2009.	☐	☐	☐
Class A (three year term) Nominees: (01) Dennis A. Suskind (02) R. Timothy Maran (03) Albert E. McCoy, Jr. THE BOARD OF DIRECTORS RECOMMENDS VOTES "FOR" ALL OF THE NOMINEES.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2009.

					3.	OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.					This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Item 1 and "FOR" Item 2.

					Mark here for address change and note change				☐

	Please be sure to date and sign this proxy card in the box below.	Date

Sign above

x	IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET, PLEASE READ THE INSTRUCTIONS BELOW	y

FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
Ã	Ã
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1.	By Mail; or
2.	By Telephone (using a Touch-Tone Phone); or
3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note telephone and Internet votes must be cast prior to 3 a.m., April 24, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

Vote by Telephone Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., April 24, 2009 1-866-242-2716	Vote by Internet anytime prior to 3 a.m., April 24, 2009 go to https://www.proxyvotenow.com/bdge

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted.

ONLINE ANNUAL MEETING MATERIALS	http://www.cfpproxy.com/4781

Your vote is important!

z			{
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY BRIDGE BANCORP, INC.

				For	Withhold	For All Except
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BRIDGE BANCORP, INC- FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 24, 2009		1.	ELECTION OF DIRECTORS (except as marked to the contrary below):	☐	☐	☐
The undersigned shareholder of Bridge Bancorp, Inc. (the "Company"), hereby appoints the full Board of Directors, with full powers of substitution, as attorneys in fact and agents for and in the name of the undersigned, to vote such shares as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the offices of the Company's bank subsidiary, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, New York 11932, on Friday, April 24, 2009 at 11:00 a.m. local time, and at any and all adjournments thereof.

Class A (three year term) Nominees:
(01) Dennis A. Suskind
(02) R. Timothy Maran
(03) Albert E. McCoy, Jr.

THE BOARD  OF DIRECTORS  RECOMMENDS VOTES  "FOR" ALL  OF THE NOMINEES.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

				For	Against	Abstain
		2.	The ratification of the appointment of Crowe Horwath LLP as the Independent Registered Public Accounting Firm for the Company for the year ending December 31, 2009.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2009.

		3.	OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please be sure to date and sign this proxy card in the box below.	Date	This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "FOR" Item 1 and "FOR" Item 2.
Sign above
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 24, 2009. THE PROXY STATEMENT AND OUR 2008 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE AT http://www.cfpproxy.com/4781.

x						y

Ã	Detach above card, sign, date and mail in postage paid envelope provided.	Ã

BRIDGE BANCORP, INC.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.